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                                                                    EXHIBIT 99.2


                                               Marketing Specialists Corporation
                                               490 Turnpike Street
                                               Canton, MA 02021
                                               (Nasdaq/NMS:MKSP)



AT THE COMPANY                         AT THE FINANCIAL RELATIONS BOARD
Gerald Leonard, President &            Analyst Info: Michelle Cicoria
 Chief Executive Officer               General Info: Paula Schwartz
Tim Byrd, Chief Financial Officer      Media Info:   Judith Sylk Siegel
(781) 828-4800                         (212) 661-8030

FOR IMMEDIATE RELEASE
October 13, 1999

MARKETING SPECIALISTS CORPORATION REVISES YEAR 2000 EARNINGS ESTIMATES

                      PROVIDES GUIDANCE FOR Q3 AND Q4 1999

CANTON, MA...OCTOBER 13, 1999 - Marketing Specialists Corporation (Nasdaq/NMS:MKSP), a leading provider of outsourced sales and marketing services to manufacturers, suppliers and producers of food products and consumer goods -- and the only publicly-traded food broker in the United States - announced today revised estimates for the year ending December 31, 2000. Specifically, management stated that at today's revenue run rate of approximately $400 million, which excludes any possible future acquisitions and new business, and at operating margins consistent with analysts expectations of approximately 10%, it expects earnings per share for the year ending December 31, 2000 to be in the range of $0.40 to $0.50. This estimate includes the acquisition of Paul Inman Associates, announced today, but excludes any pending or future transactions.

The Company's decision to revise estimates downward is due in large part to the rapidity with which changes in the industry are unfolding - specifically related to the continued consolidation among food brokers, retailers and manufacturers ("Principals"). Because of these swiftly changing dynamics, the Company is finding that many manufacturers are delaying their decisions regarding outsourcing the brokerage function, as they carefully consider the impact to their business based on the range of local,
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Marketing Specialists Corporation
Announces Preliminary Results for Year Ended December 31, 2000
Provides Guidance for Remainder of 1999
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regional or national coverage they will receive. Additionally, management stated
that the Company lost several opportunities for new business over the past several months, as Principals delayed making decisions with regard to broker representation until the merger between Merkert American Corporation and Richmont Marketing Specialists Inc. was completed at the end of August 1999.

Gerald Leonard, President and Chief Executive Officer of Marketing Specialists, said, "As a result of these delays, it is difficult for us to accurately project the level of additional revenues we will receive from new contracts beyond our current levels -- and thus we thought it prudent to provide this new guidance for next year. Nevertheless, as one of only four national food brokers in the United States, and despite experiencing some lost lines in the second and third quarters of 1999, now that the merger has been completed, our existing business has stabilized and we are starting to win new business. Our goal is to offset losses and grow new business into the fourth quarter of 1999 as we complete numerous interviews with manufacturers over the next 30 days, in particular.

"As well, and importantly, pursuant to the recent merger, the Company has achieved approximately 90%of its stated cost savings of about $30 million (on an annualized basis) and we expect to continue to be on target for next year, with operating margins consistent with analyst reports. Further savings will be realized later this year and into next year as we eliminate excess office space and consolidate accounting and financial functions into our Dallas headquarters.

"Clearly, the Company has faced some significant challenges over the past year and we feel we are moving swiftly to rectify those issues which are within our immediate control. At the end of this process, and the current industry shakeout -- and in large part due to the enormous talents and industry relationships of our employees -- we believe we will emerge stronger and more strategically positioned to continue as one of the industry's leading, national food brokers and to create value for our shareholders. Our entire management team is committed to achieving these goals."
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Marketing Specialists Corporation
Announces Preliminary Results for Year Ended December 31, 2000
Provides Guidance for Remainder of 1999
Page 3



THIRD AND FOURTH QUARTER 1999 OUTLOOK

With respect to results for the third and fourth quarters of 1999, Mr. Leonard noted, "Although we will not be announcing actual third quarter 1999 results until November, we expect to generate in excess of $5 million of EBITDA for the third quarter ended September 30, 1999, and anticipate that this will improve substantially in the fourth quarter as we build toward our year 2000 estimates and continue to win new national accounts by the end of this year."

Marketing Specialists Corporation (f/k/a Merkert American Corporation) provides outsourced sales, marketing and merchandising services to manufacturers of food and other consumer products. Marketing Specialists is one of the two largest food brokers in the United States.

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To receive Marketing Specialists' (f/k/a Merkert American's) latest news release and other corporate documents via FAX at no cost, dial 1-800-PRO-INFO. Use the
   Company's symbol, MERK. The Company intends to change its trading symbol in the near future.

                Or visit the Company's pages at www.frbinc.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of Marketing Specialists Corporation (f/k/a Merkert American). Actual events, performance and results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. The factors which may cause such differences include, among other things, Marketing Specialists Corporation's ability to consummate any of the transactions contemplated by the letters of intent to which Marketing Specialists Corporation is a party; Marketing Specialists Corporation's ability to successfully integrate any future and past acquisitions; principal realignment as a result of the merger or consolidation of the food brokerage industry; the competitive environment; and general economic conditions. For further information, please refer to the Company's filings with the Securities and Exchange Commission.